Exhibit 99.1

TaskUs, Inc. to be Taken Private by Co-Founders and Blackstone

TaskUs Stockholders to Receive $16.50 Per Share in Cash,
Representing Premium of Approximately 26% to the Company’s 30-Day VWAP

NEW BRAUNFELS, Texas, May 9, 2025 – TaskUs, Inc. (Nasdaq: TASK) (“TaskUs” or the “Company”), a leading provider of outsourced digital services and next-generation customer experience to the world’s most innovative companies, today announced it has entered into a definitive agreement to become a privately held company.

Under the terms of the agreement, an affiliate of Blackstone, TaskUs Co-Founder and Chief Executive Officer Bryce Maddock and TaskUs Co-Founder and President Jaspar Weir (collectively the “Buyer Group”) will acquire 100% of the outstanding shares of Class A common stock they do not already own for $16.50 per share in an all-cash transaction. This represents a premium of approximately 26% to TaskUs’ 30-day volume-weighted average price (VWAP). Upon completion of the transaction, the Company’s Class A common stock will no longer be listed on any public market. Maddock and Weir will continue to serve in their roles as Chief Executive Officer and President, respectively.

The TaskUs Board of Directors has approved the transaction upon the unanimous recommendation of a special committee of independent directors (the “Special Committee”). The Special Committee was formed on March 20, 2025, in response to interest expressed by the Buyer Group in exploring a possible transaction.

“With the assistance of leading independent financial and legal advisors, we carefully considered and negotiated the proposed transaction with the Buyer Group,” the Special Committee said. “Following our evaluation, we concluded that this transaction is in the best interest of TaskUs and our public stockholders.”

“The era of AI is upon us, and we are focused on addressing the changes it requires of our business – while helping our clients navigate their own transformations,” Maddock said. “This strategic transaction will deliver immediate value to stockholders, while enabling TaskUs to make long-term investments to better support both our own business and our clients as we scale and adapt in the AI age.”

“Our continued commitment to TaskUs coupled with our deep expertise in technology services will equip the Company with more flexibility and resources to make the long-term investments in AI capabilities that will be needed to enhance the customer value proposition in the fast-changing environment brought upon by AI,” said Amit Dixit, Head of Asia Private Equity at Blackstone. “We look forward to continuing our partnership with Bryce, Jaspar and the TaskUs team to navigate through this next phase of the Company’s development.”

Transaction Details

The transaction is expected to close in the second half of 2025, subject to customary closing conditions and approvals, including the receipt of required regulatory and stockholder approvals (including the approval of holders of TaskUs common stock not owned by the Buyer Group).

Advisors

Evercore Group L.L.C. is serving as financial advisor and Cravath, Swaine & Moore LLP is serving as legal counsel to the Special Committee of the TaskUs Board of Directors.

BofA Securities is serving as financial advisor and Simpson Thacher & Bartlett LLP is serving as legal counsel to the Buyer Group.

Latham & Watkins LLP is serving as legal counsel to Bryce Maddock and Jaspar Weir.

About TaskUs

TaskUs is a leading provider of outsourced digital services and next-generation customer experience to the world’s most innovative companies, helping its clients represent, protect, and grow their brands. Leveraging a cloud-based infrastructure, TaskUs serves clients in fast-growing sectors, including social media, e-commerce, gaming, streaming media, food delivery and ride-sharing, technology, financial services, and healthcare. As of December 31, 2024, TaskUs had a worldwide headcount of approximately 59,000 people across 28 locations in 12 countries, including the United States, the Philippines, and India.

About Blackstone

Blackstone is the world’s largest alternative asset manager. Blackstone seeks to deliver compelling returns for institutional and individual investors by strengthening the companies in which the firm invests. Blackstone’s more than $1.1 trillion in assets under management include global investment strategies focused on real estate, private equity, credit, infrastructure, life sciences, growth equity, real assets, secondaries and hedge funds. Further information is available at www.blackstone.com. Follow @blackstone on LinkedIn, X (Twitter), and Instagram.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of the Company by Breeze Merger Corporation. In connection with the proposed transaction, the Company intends to file relevant materials with the Securities and Exchange Commission (the “SEC”), including the Company’s proxy statement in preliminary and definitive form. In addition, the Company and certain affiliates of the Company intend to jointly file a transaction statement on Schedule 13E-3 (the “Schedule 13E-3”). INVESTORS AND STOCKHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE COMPANY’S PROXY STATEMENT AND SCHEDULE 13E-3 (IF AND WHEN THEY BECOME AVAILABLE), BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders are or will be able to obtain the documents (if and when available) free of charge either from the SEC’s website at www.sec.gov, or from the Company’s Investor Relations webpage at ir.taskus.com.

Participants in the Solicitation

The Company and its directors, executive officers and other members of management and employees, under SEC rules, will be deemed to be “participants” in the solicitation of proxies from stockholders of the Company in favor of the proposed transaction. Information about the Company’s directors and executive officers is set forth in the Company’s Proxy Statement on Schedule 14A for its 2025 Annual Meeting of Shareholders, which was filed with the SEC on April 8, 2025 (available here), under the sections “Executive and Director Compensation”, “Beneficial Ownership of Securities” and “Certain Relationships and Related Person Transactions”. To the extent holdings of the Company’s securities by its directors or executive officers have changed since the amounts set forth in such 2025 proxy statement, such changes have been or will be reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC.

Additional information concerning the interests of the Company’s participants in the solicitation, which may, in some cases, be different than those of the Company’s stockholders generally, will be set forth in the Company’s proxy statement relating to the proposed transaction when it becomes available.

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that are not historical facts, and further include, without limitation, statements reflecting the Company’s current views with respect to, among other things, the Company’s operations, the Company’s financial performance, the Company’s industry, the impact of the macroeconomic environment on the Company’s business, and other non-historical statements. In some cases, you can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “would,” “seeks,” “predicts,” “intends,” “trends,” “plans,” “estimates,” “anticipates,” “position us” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements.

These factors include but are not limited to: the risk that the proposed transaction may not be completed in a timely manner or at all; the failure to receive, on a timely basis or otherwise, the required approvals of the proposed transaction by the Company’s stockholders; the possibility that any or all of the various conditions to the consummation of the proposed transaction may not be satisfied or waived, including the termination or expiration of any required waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; the possibility that competing offers or acquisition proposals for the Company will be made; the occurrence of any event, change or other circumstance that could give rise to the termination of the definitive transaction agreement relating to the proposed transaction, including in circumstances which would require the Company to pay a termination fee; the effect of the announcement or pendency of the proposed transaction on the Company’s ability to attract, motivate or retain key executives and associates, its ability to maintain relationships with its customers, vendors, service providers and others with whom it does business, or its operating results and business generally; the potential impact of certain provisions of the merger agreement on the Company’s liquidity and ability to fund its operations during the pendency of the proposed transaction; risks related to the proposed transaction diverting management’s attention from the Company’s ongoing business operations; the risk of shareholder litigation in connection with the proposed transaction, including resulting expense or delay; the dependence of the Company’s business on key clients; the risk of loss of business or non-payment from clients; the Company’s failure to cost-effectively acquire new clients; the risk that the Company may provide inadequate service or cause disruptions in the Company’s clients’ businesses or fail to comply with the quality standards required by the Company’s clients under the Company’s agreements; the Company’s inability to anticipate clients’ needs by adapting to market and technology trends; utilization of artificial intelligence by the Company’s clients or the Company’s failure to incorporate artificial intelligence into its operations; unauthorized or improper disclosure of personal or other sensitive information, or securities breaches and incidents; negative publicity or liability or difficulty recruiting and retaining employees; the Company’s failure to detect and deter criminal or fraudulent activities or other misconduct by its employees or third parties; global economic and political conditions, especially in the social media and meal delivery and transport industries from which the Company generates significant revenue; the dependence of the Company’s business on its international operations, particularly in the Philippines and India; the Company’s failure to comply with applicable data privacy and security laws and regulations; fluctuations against the U.S. dollar in the local currencies in the countries in which the Company operates; the Company’s inability to maintain and enhance its brand; competitive pricing pressure; the Company’s dependence on senior management and key employees; increases in employee expenses and changes to labor laws; failure to attract, hire, train and retain a sufficient number of skilled employees to support operations; the Company’s inability to effectively expand its operations into countries or industries in which the Company has no prior operating experience and in which the Company may be subject to increased business, economic and regulatory risks; reliance on owned and third-party technology and computer systems; and failure to maintain asset utilization levels, price appropriately and control costs; the control of affiliates of Blackstone Inc. and the Company’s  Co-Founders over the Company; the dual class structure of the Company’s common stock; and the volatility of the market price of the Company’s Class A common stock. Additional risks and uncertainties include but are not limited to those described under “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC on March 6, 2025, as such factors may be updated from time to time in the Company’s filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in the Company’s SEC filings. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by law.

Contacts:

TaskUs
Investors:
Trent Thrash
IR@TaskUs.com

Media:
Ramya Kumaraswamy
mediainquiries@taskus.com

Ricky Diaz / Tim Ragones / Kate Thompson
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449

Blackstone
Matt Anderson
Matthew.Anderson@Blackstone.com
(518) 248-7310